Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment (“Amendment”) to the employment letter agreement by and between Sigma Labs, Inc. (the “Company”) and Jacob Brunsberg (“Brunsberg” or “you”), effective as of September 20, 2021, and as amended as of February 16, 2022 (together, the “Agreement”), is made effective as of April 1, 2022 (the “Effective Date”).

RECITAL

The Company and you desire to amend the Agreement upon the terms set forth in this Amendment.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the Company and Brunsberg hereby agree as follows:

AMENDMENT

1. Definitions. Terms not otherwise defined in this Amendment shall have the meanings attributed to such terms in the Agreement. References in the Agreement and in this Amendment to this “Agreement” mean the Agreement as amended by this Amendment and as further amended from time to time as provided in the Agreement.

2. Amendments.

Section 1 of the Agreement shall be deleted and replaced in its entirety with the following:

“1. Position; Reporting; Duties, Responsibilities and Authority; Principal Business Office: Effective as the Effective Date, you shall serve as President, Chief Executive Officer, and Principal Executive Officer of the Company. You shall report to, and shall be subject to the supervision and direction of, the Company’s Board of Directors.

You shall perform your duties hereunder during normal business hours and at all other times and locations necessary for you to carry out your duties. You shall devote substantially all of your business time to the Company and shall perform such duties as are customarily performed by individuals acting as President, Chief Executive Officer, and Principal Executive Officer of a public company of a similar size as the Company, and other such duties as you may be assigned from time to time by the Board of Directors of the Company. You shall at all times be subject to, observe and carry out such reasonable employment-related rules, regulations and policies as the Company’s Board of Directors may from time to time establish for the Company’s employees, including, without limitation, the Company’s Employee Handbook, Insider Trading Policy and Code of Ethics and Business Conduct.

Without restricting any requirement that you engage in reasonable business-related travel, including travel to the Company’s principal business office, the principal location in which you shall be required to perform your duties and responsibilities shall be your home-based office unless otherwise agreed by the Company and you.”

3. No Other Changes to the Agreement; Miscellaneous. Except as expressly amended by this Amendment, the terms and conditions of the Agreement shall remain in full force and effect. This Amendment may be executed in counterparts, each of which shall be deemed an original document, and all of which, taken together, shall be deemed and all constitute one and the same instrument.

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IN WITNESS WHEREOF, the Company and Brunsberg have executed and delivered this Amendment as of the Effective Date.

Sigma Labs, Inc.		Brunsberg

By:	/s/ Frank Orzechowski	By	/s/ Jacob Brunsberg
Name:	Frank Orzechowski	Name:	Jacob Brunsberg
Title:	Chief Financial Officer

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